Exhibit 99.6

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

 [FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE WARRANT OFFERINGS](1)

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated     , 20  )

              [                                                 ]   Shares

Capitala Finance Corp.

Warrants to Purchase Up to                [Type of Security]

We are an externally managed non-diversified closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (“1940 Act”). Our investment objective is to generate both current income and capital appreciation through debt and equity investments. Both directly and through our subsidiaries that are licensed under the Small Business Investment Company Act (“SBIC”), we offer customized financing to business owners, management teams and financial sponsors for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives. We are managed by Capitala Investment Advisors, LLC, and Capitala Advisors Corp. provides the administrative services necessary for us to operate. We are an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and as such are subject to reduced public company reporting requirements.

We are offering for sale warrants to purchase up to             [type of security]. Each warrant entitles the holder to purchase                 [type of security].

The exercise price will be $          per warrant. The warrants will be exercisable beginning on          , 20 , and will expire on       , 20 , or earlier upon redemption.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CPTA”. On             , 20     , the last reported sales price on the NASDAQ Global Select Market for our common stock was $ per share.

An investment in our warrants is subject to risks and involves a heightened risk of total loss of investment. In addition, the companies in which we invest are subject to special risks. For example, we invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” or “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal See “Risk Factors” beginning on page [  ] of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

(1) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our common stock. Please read this prospectus supplement and the accompanying prospectus before investing and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). This information is available free of charge by contacting us by mail at 4201 Congress St., Suite 360, Charlotte, NC 28209, by telephone at (704) 376-5502 or on our website at http://www.capitalagroup.com. The SEC also maintains a website at http://www.sec.gov that contains such information. Information contained on our website or on the SEC's website about us is not incorporated by reference into this prospectus supplement and the accompanying prospectus and you should not consider information contained on our website or on the SEC's website to be part of this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to us (before expenses)	$	$

(1) We will incur approximately $[            ] of estimated expenses, excluding the sales load, in connection with this offering. Our stockholders will bear such expenses, including the sales load.

(2) To the extent that the underwriters sell more than [            ] warrants, the underwriters have the option to purchase up to an additional [            ] warrants at the public offering price, less the sales load, within [ ] days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price, sales load and proceeds to us will be $            , $ and $            , respectively.

The underwriters expect to deliver the warrants against payment in New York, New York on or about                 , 20    .

                            , 20

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any of our warrants by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our warrants. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in that prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the warrants and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. Please carefully read this prospectus supplement and the accompanying prospectus together with any exhibits and the additional information described under “Available Information” and in the “Summary” and “Risk Factors” sections before you make an investment decision.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under ”Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus and the documents to which we have referred.

Immediately prior to the pricing of Capitala Finance Corp.’s initial public offering (“IPO”) on September 24, 2013, we acquired, through a series of transactions (the “Formation Transactions”), an investment portfolio (the “Legacy Portfolio”) from the following entities:

•	CapitalSouth Partners Fund I Limited Partnership (“Fund I”);

•	CapitalSouth Partners Florida Sidecar Fund I, L.P. (“Florida Sidecar Fund”);

•	CapitalSouth Partners Fund II Limited Partnership (“Fund II”);

•	CapitalSouth Partners SBIC Fund III, L.P. (“Fund III”); and

•	CapitalSouth Partners Fund III, L.P. (“Fund III Parent Fund”).

After the Formation Transactions, the Legacy Portfolio consisted of: (1) approximately $326.3 million in investments; (2) an aggregate of approximately $67.1 million in cash, interest receivable and other assets; and (3) liabilities of approximately $202.2 million of SBA-guaranteed debt payable. We issued an aggregate of approximately 9.0 million shares of our common stock to acquire the Legacy Portfolio. Fund II, Fund III, and Florida Sidecar Fund and their respective general partners became our wholly owned subsidiaries. Fund II and Fund III have elected to be regulated as BDCs under the 1940 Act.

Except where the context suggests otherwise:

•	“we,” “us,” “our,” “Capitala Finance” and the “Company” refer to Capitala Finance Corp. and its subsidiaries,

•	“Capitala Investment Advisors” or “investment adviser” refer to Capitala Investment Advisors, LLC,

•	the “administrator” refers to Capitala Advisors Corp.,

•	the “Legacy Funds” refers collectively to Fund II, Fund III and their respective general partners; and

•	the “Legacy Investors” refers to the investors that received shares of our common stock through the Formation Transactions.

In this prospectus supplement, we use the term “lower and traditional middle-market” to refer to companies generating between $10 million and $200 million in annual revenue and having at least $5 million in annual earnings before interest, taxes, depreciation and amortization (“EBITDA”).

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Overview

We are an externally managed non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. We are managed by Capitala Investment Advisors, and Capitala Advisors Corp. provides the administrative services necessary for us to operate. We were formed to continue and expand the business of the Legacy Funds by making additional investments to the extent permitted by the SBA, as well as to make investments in portfolio companies directly at the Capitala Finance level. We expect that the investments we make at the Capitala Finance level will typically be similar to the investments we make through the Legacy Funds. We are an “emerging growth company” within the meaning of the JOBS Act, and as such are subject to reduced public company reporting requirements.

We invest primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to a lesser extent, equity securities issued by lower and traditional middle-market companies. We target companies in a diverse range of industries with a focus on the business services, manufacturing, consumer and retail, energy and healthcare industries, in which we believe we have particular expertise. These companies typically will have sufficient cash flow to cover debt service and, to a lesser extent, tangible and intangible assets available as collateral and security against our loan. We believe this provides us with an attractive risk-adjusted return profile, while protecting principal and increasing the likelihood of repayment.

Our Investment Strategy

Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We expect the companies in which we invest will generally have between $4.5 million and $30 million in trailing twelve month EBITDA. We believe our focus on direct lending to private companies enables us to receive higher interest rates and more substantial equity participation. As part of that strategy, we may invest in first-lien loans, which have a first priority security interest in all or some of the borrower’s assets. In addition, our first lien loans may include positions in “stretch” senior secured loans, also referred to as “unitranche” loans, which combine characteristics of traditional first-lien senior secured loans and second lien loans, providing us with greater influence and security in the primary collateral of a borrower and potentially mitigating loss of principal should a borrower default. We also may invest in second lien loans, which have a second priority security interest in all or substantially all of the borrower’s assets. In addition to first and second lien loans, we invest in subordinated loans, which may include mezzanine and other types of junior debt investments. Like second lien loans, our subordinated loans typically have a second lien on all or substantially all of the borrower’s assets; however, the principal difference between subordinated loans and second lien loans is that in a subordinated loan, we may be subject to the interruption of cash interest payments, at the discretion of the first lien lender, upon certain events of default. In addition to debt securities, we may acquire equity or detachable equity-related interests (including warrants) from a borrower. Typically, the debt in which we invest is not initially rated by any rating agency; however, we believe that if such investments were rated, they would be rated below investment grade. Below investment grade securities, which are often referred to as “high yield” or “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. We intend to target investments that mature in four to six years from our investment.

We typically will not limit the size of our loan commitments to a specific percentage of a borrower’s assets that serve as collateral for our loan, although we attempt to protect against risk of loss on our debt investments by structuring, underwriting and pricing loans based on anticipated cash flows of our borrowers. As of December 31, 2017, our investment adviser underwrote investments in 126 lower middle-market and traditional middle-market companies totaling more than $1.2 billion of invested capital since 2000, and we believe that a continuation of this strategy allows us to make structured investments with more attractive pricing and greater opportunities for meaningful equity participation than traditional asset-based, senior secured loans. Further, we believe that we benefit from our investment adviser’s long-standing relationships with many private equity fund sponsors, whose participation in portfolio companies, we believe, makes repayment from refinancing, asset sales and/or sales of the borrowers themselves more likely than a strategy whereby we consider investments only in founder-owned or non-sponsored borrowers.

Capitala Investment Advisors

We are managed by Capitala Investment Advisors, whose investment team members have significant and diverse experience financing, advising, operating and investing in lower middle-market and traditional middle-market companies. Moreover, our investment adviser’s investment team has refined its investment strategy by sourcing, reviewing, acquiring and monitoring 126 portfolio companies totaling more than $1.2 billion of invested capital from 2000 through December 31, 2017. Capitala Investment Advisors’ investment team also manages CapitalSouth Partners SBIC Fund IV, L.P. (“Fund IV”), a private investment limited partnership providing financing solutions to smaller and lower middle-market companies. Fund IV had its first closing in March 2013 and obtained SBA approval for its SBIC license in April 2013. In addition to Fund IV, affiliates of the Investment Advisor may manage several affiliated funds whereby institutional limited partners in Fund IV have the opportunity to co-invest with Fund IV in portfolio investments. An affiliate of the Investment Advisor also manages Capitala Private Credit Fund V, L.P. (“Fund V”), a private investment limited partnership, and a private investment vehicle (referred to herein as “Capitala Specialty Lending Corp.” or “CSLC”), both of which provide financing solutions to the lower middle-market and traditional middle-market. The Investment Advisor and its affiliates may also manage other funds in the future that may have investment mandates that are similar, in whole and in part, with ours. To the extent permitted by the 1940 Act and interpretation of the staff of the SEC, the Investment Advisor and its affiliates may determine that an investment is appropriate for us and for one or more of those other funds. In such event, depending on the availability of such investment and other appropriate factors, the Investment Advisor or its affiliates may determine that we should invest side-by-side with one or more other funds. Any such investments will be made only to the extent permitted by applicable law and interpretive positions of the SEC and its staff, and consistent with the Investment Advisor’s allocation procedures. We do not expect to make co-investments, or otherwise compete for investment opportunities, with Fund IV because its focus and investment strategy differs from our own. However, we do expect to make, and have made, co-investments with Fund V and/or CSLC given their similar investment strategies.

Our Investment Advisor is led by Joseph B. Alala, III, our chief executive officer, chairman of our Board of Directors (the “Board”), and the managing partner and chief investment officer of our Investment Advisor, M. Hunt Broyhill, a member of the Board and a partner of our Investment Advisor, Stephen A. Arnall, our chief financial officer, and John F. McGlinn, our chief operating officer, secretary and treasurer, and a director of our Investment Advisor. Messrs. Alala, Broyhill and McGlinn serve as our Investment Advisor’s investment committee. They are assisted by Christopher B. Norton, Peter Sherman, Michael S. Marr, Richard Wheelahan, Adam Richeson, Randall Fontes, Eric Althofer, and Davis Hutchens, who each serve as directors of our Investment Advisor, as well as eleven other investment professionals.

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Our investment adviser’s investment committee, as well as certain key investment team members that are involved in screening and underwriting portfolio transactions, have worked together for more than ten years. These investment professionals have an average of over 20 years of experience in various finance-related fields, including operations, corporate finance, investment banking, business law and merchant banking, and have collectively developed a broad network of contacts that can offer us investment opportunities. Much of our investment adviser’s investment team has worked together screening opportunities, underwriting new investments and managing a portfolio of investments in lower and traditional middle-market companies through two recessions, a credit crunch, the dot-com boom and bust and a historic, leverage-fueled asset valuation bubble.

Corporate Structure and History

Set forth below is a diagram of our current organizational structure:

1.	Capitala Finance also owns 100% of the general partners of each of Florida Sidecar Fund, Fund II and Fund III. These general partners do not hold any portfolio investments.

2.	Includes the investments acquired from Fund I and Fund III Parent through the Formation Transactions.

On May 16, 2017, we issued $70.0 million in aggregate principal amount of 6.0% fixed-rate notes due May 31, 2022 (the “2022 Notes”). On May 25, 2017, we issued an additional $5.0 million in aggregate principal amount of the 2022 Notes pursuant to a partial exercise of the underwriters’ overallotment option. The 2022 Notes will mature on May 31, 2022, and may be redeemed in whole or in part at any time or from time to time at our option on or after May 31, 2019 at a redemption price equal to 100% of the outstanding principal, plus accrued and unpaid interest. Interest is payable quarterly beginning August 31, 2017. The 2022 Notes are listed on the NASDAQ Global Select Market under the trading symbol “CPTAL” with a par value $25.00 per share.

On May 26, 2017, we issued $50.0 million in aggregate principal amount of 5.75% fixed-rate convertible notes due on May 31, 2022 (the “2022 Convertible Notes”). On June 26, 2017, we issued an additional $2.1 million in aggregate principal amount of the 2022 Convertible Notes pursuant to a partial exercise of the underwriters’ overallotment option. Interest is payable quarterly beginning August 31, 2017. The 2022 Convertible Notes are listed on the NASDAQ Capital Market under the trading symbol “CPTAG” with a par value $25.00 per share.

On October 17, 2014, we entered into a senior secured revolving credit agreement (the “Credit Facility”) with ING Capital, LLC, as administrative agent, arranger, and bookrunner, and the lenders party thereto. On June 16, 2017, we entered into an amendment to our Credit Facility with ING Capital, LLC (the “Amendment”). Pursuant to the Amendment, the Credit Facility currently provides for borrowings up to $114.5 million and may be increased up to $200.0 million pursuant to its “accordion” feature. The Credit Facility matures on June 16, 2021. As of December 31, 2017, we had $9.0 million outstanding and $105.5 million available under the Credit Facility.

Borrowings under the Credit Facility bear interest, at our election, at a rate per annum equal to (i) the one, two, three or six month LIBOR as applicable, plus 3.00% or (ii) 2.00% plus the highest of (A) a prime rate, (B) the Federal Funds rate plus 0.5% and (C) three-month LIBOR plus 1.0%. Our ability to elect LIBOR indices with various tenors (e.g., one, two, three or six-month LIBOR) on which the interest rates for borrowings under the Credit Facility are based provides us with increased flexibility to manage interest rate risks as compared to a borrowing arrangement that does not provide for such optionality. Once a particular LIBOR rate has been selected, the interest rate on the applicable amount borrowed will reset after the applicable tenor period and be based on the then applicable selected LIBOR rate (e.g., borrowings for which we have elected the one-month LIBOR rate will reset on the one-month anniversary of the period based on the then selected LIBOR rate). For any given borrowing under the Credit Facility, we intend to elect what we believe to be an appropriate LIBOR rate taking into account our needs at the time as well as our view of future interest rate movements. We will also pay an unused commitment fee at a rate of 2.50% per annum on the amount (if positive) by which 40% of the aggregate commitments under the Credit Facility exceeds the outstanding amount of loans under the Credit Facility and 0.50% per annum on any remaining unused portion of the Credit Facility.

Market Opportunity

We believe that the current credit environment provides significant opportunities to achieve attractive risk-adjusted returns on the types of cash flow-based loans to lower and traditional middle-market companies that we intend to make. In particular, we believe that due to factors affecting lending institutions (including but not limited to consolidation, capital constraints and regulatory changes) and the failure of non-bank financing vehicles during and immediately following the 2008 – 2009 recession, demand for financing from lower and traditional middle-market companies exceeds, and will continue to exceed, the investment capacity of lenders that have traditionally served this market. We review investment opportunities throughout the United States. Based on our location and the 20-year track record of our investment adviser’s investment team, we target our business development efforts in the Southeast, Southwest and Mid-Atlantic capital markets.

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We believe that the following characteristics of the current credit markets combined with certain long-term trends associated with lending to lower and traditional middle-market companies provide a strong market environment.

•	Strong Demand For Capital Coupled with Fewer Providers. We believe there has been a combination of growing demand for capital and an underserved market for capital addressing lower and traditional middle-market borrowers. We believe there is robust demand for both continued growth capital and refinancing capital as debt facilities become due at a time when there is a significant lack of willing and qualified capital providers. We believe these market conditions have been further exacerbated in the current environment due to:

•	Recent domestic and international regulatory changes, including Basel III and Federal Reserve regulations, have resulted in the contraction of banks’ lending capacities and a related de-emphasis on product offerings to lower and traditional middle-market companies;

•	the elimination of many specialized lenders from the market due to lack of capital as a result of various factors including the shrinking of the securitization market or their own poor performance; and

•	the need for certain remaining capital providers to reduce lending activities due to reduced access to capital and the overall deleveraging of the financial market.

•	More Conservative Deal Structures and Attractive Return Profiles. As a result of traditional lenders having been hurt by loans underwritten prior to the 2008 – 2009 economic recession, borrowers have generally been required to maintain more equity as a percentage of their total capitalization. With more conservative capital structures, middle market companies have exhibited higher levels of cash flows available to service their debt. In addition, middle market companies often are characterized by simpler capital structures than larger borrowers, which facilitates a streamlined underwriting process.

Further, the withdrawal of many traditional senior lenders from the market, combined with reduced leverage levels and a restoration of prudent loan conditions and covenant levels, allows for specialty finance companies making unitranche and cash flow-based senior or subordinated loans to charge premium risk-adjusted pricing, while subordinated only to a modest amount of senior asset-based debt (if not maintaining first lien senior secured positions over the loan collateral provided by the borrowers).

•	Underserved Capital Markets. We believe that the Southeast, Southwest and Mid-Atlantic capital markets are less-served than other larger, more mature capital markets (i.e., the Northeast, Midwest and West Coast). Likewise, we believe that the impact of credit contraction as a result of lender consolidation, departure or refocusing will continue to disproportionately impact the lower and traditional middle-market companies that the Legacy Funds have supported since 2000.

Our Competitive Advantages

We believe that we are well positioned to take advantage of investment opportunities in lower and traditional middle-market companies due to the following competitive advantages:

•	Focus on Seasoned, Lower and traditional Middle-Market Companies in Underserved Capital Markets. Most of our capital is invested in companies that need growth capital, acquisition financing or funding to recapitalize or refinance existing debt facilities. We generally seek to avoid investing in high-risk, early-stage enterprises that are only beginning to develop their market share or build their management and operational infrastructure. We believe our target portfolio companies are generally considered too small for, or remote from, large, competitive capital markets, or in underserved industries or sectors. Further, we anticipate that some investments will require our industry-specific knowledge and expertise. As a result, we believe we can negotiate loan terms that typically will possess better risk-adjusted return profiles than loan terms to larger, more mainstream companies. While we will consider investment opportunities from anywhere in the United States and we recognize the importance of geographic diversification, we continue to focus on smaller, underserved capital markets. We are headquartered in Charlotte, North Carolina, and have offices in Raleigh, North Carolina; Fort Lauderdale, Florida, Atlanta, Georgia, and Los Angeles, California. We have a historical track record with numerous investment firms and deal sources across the Southeast, Southwest and Mid-Atlantic regions. We believe we are well positioned to continue to source high quality investment opportunities throughout these regions.

•	Flexible, Customized Financing Solutions to Provide Attractive Risk-Adjusted Returns. Based on our prior experience, we can offer our portfolio companies (and their financial sponsors) a variety of attractive bespoke financing structures to meet their capital needs. We expect to continue to focus on mezzanine and senior subordinated debt investments and senior, cash flow-based “unitranche” debt investments, coupled with equity interests, either in the form of detachable “penny” warrants or equity co-investments made pari passu with financial sponsors. As of [ ], 20[ ], the weighted average annualized yield of our debt investments was approximately [•]%, which includes a cash component of approximately [•]% and a PIK interest component of approximately [•]%, and a yield to maturity of [•]%. Additional information regarding our portfolio is set forth under “Portfolio Companies” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as in the schedule of investments and the related notes thereto included in the accompanying prospectus.

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•	Disciplined Underwriting Policies and Rigorous Portfolio Management. We pursue rigorous due diligence of all prospective investments regardless of whether a potential investment was sourced directly by our investment adviser or we are invited to invest as part of a lending syndicate. Our investment adviser’s investment team has developed an extensive underwriting due diligence process, which includes a review of the operational, financial, legal and industry performance and outlook for the prospective investment, including quantitative and qualitative stress tests, review of industry data and analyst coverage and consultation with outside experts regarding the creditworthiness of the borrower and the potential equity upside. These processes continue during the portfolio monitoring process, when our investment adviser will conduct field examinations, review all compliance certificates and covenants and regularly assess the financial and business conditions and prospects of portfolio companies.

•	Lower-Cost SBA-Guaranteed Debentures. As licensed SBICs, our wholly owned subsidiaries, Fund II and Fund III, have issued fixed low-interest rate, long-term debentures that are guaranteed by the SBA, securitized, and ultimately sold in the capital markets. We believe these lower-cost existing debentures and any additional SBA-guaranteed debentures we may be permitted to issue in the future will allow us to increase our net interest income beyond the level that would otherwise be attainable without such leverage or by solely utilizing traditional higher-cost leverage obtained from conventional financial institutions. On June 10, 2014, we received an exemptive order from the SEC granting relief from the asset coverage requirements for certain indebtedness issued by Fund II and Fund III as SBICs.

•	Established Direct Origination Platform with Extensive Deal Sourcing Infrastructure. Our investment adviser’s investment team has reviewed, on average, over 800 investment opportunities per year since 2008. We anticipate that our principal source of investment opportunities will continue to be sell-side intermediaries and private equity sponsors investing in the same types of lower and traditional middle-market companies in which we seek to invest. We believe our investment adviser’s track record, extensive experience in multiple industries and investments with multiple private equity sponsors have strengthened our relationships with private equity sponsors and will lead to new ones. Our investment adviser’s investment team seeks to leverage its extensive network of additional referral sources, including law firms, accounting firms, financial, operational and strategic consultants and financial institutions, with whom we have previously completed investments. All these relationships should continue to enable us to review a significant amount of high quality, direct (or non-brokered) deal flow, lead to a stable, continuing source of high quality investment opportunities, and provide significant benefits to our investments, such as more thorough due diligence, an additional primary layer of investment monitoring and management and a backup source of additional equity funding. In the future, we may co-invest with investment funds, accounts and vehicles managed by our Investment Advisor or its affiliates when doing so is consistent with our investment strategy as well as applicable law and SEC staff interpretations. We generally will only be permitted to co-invest with such investment funds, accounts and vehicles where the only term that is negotiated is price. On June 1, 2016, the SEC issued an exemptive order permitting us and certain of our affiliates, to co-invest together in portfolio companies subject to certain conditions included therein. We expect that this order will permit greater flexibility to negotiate the terms of co-investments with investment funds, accounts and investment vehicles managed by our Investment Advisor or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors.

•	Experienced Management Team with Proven Track Record. We believe that our investment adviser’s investment team is one of the leading capital providers to lower and traditional middle-market companies in the Southeast, Southwest and Mid-Atlantic regions. Since their respective formations in 1998, 2002 and 2007 until the closing of our IPO on September 30, 2013, Fund I, Fund II and Fund III had invested in excess of $46.9 million, $151.7 million and $278.9 million in 79, 117, and 78 transactions, respectively. As of the closing of our IPO, approximately $9.1 million, $9.6 million and $15.7 million of distributions and/or invested capital, as the case may be, had been paid to investors, and at the time of the IPO, approximately $4.2 million, $26.2 million and $75 million of funded capital remained outstanding in Fund I, Fund II and Fund III, respectively. Fund I, Fund II and Fund III were generally invested in the same types of portfolio investments that we target. Our investment adviser’s investment committee, as well as certain key investment team members that are involved in screening and underwriting portfolio transactions, have worked together for more than ten years, and have an average of over 20 years of experience in finance-related fields. These five investment professionals have worked together screening opportunities, underwriting new investments in, and managing a portfolio of, investments in lower and traditional middle-market companies through two recessions, a credit crunch, the dot-com boom and bust and a historic, leverage-fueled asset valuation bubble. Moreover, the investment team has refined its investment strategy through the sourcing, reviewing, executing and monitoring of [ ] portfolio companies totaling more than $[ ] million of invested capital through [ ], 20[ ]. Each member brings a complementary component to a team well-rounded in finance, accounting, operations, strategy, business law and executive management.

Summary Risk Factors

An investment in our securities involves risk, including the risk of leverage and the risk that our operating policies and strategies may change without prior notice to our stockholders or prior stockholder approval. See "Risk Factors" and the other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities. The value of our assets, as well as the market price of our securities, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in Capitala Finance. Investing in Capitala Finance involves other risks, including the following:

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•	We have a limited operating history as a BDC.

•	Our investment portfolio is recorded at fair value, with our Board of Directors having final responsibility for overseeing, reviewing and approving, in good faith, its estimate of fair value and, as a result, there may be uncertainty as to the value of our portfolio investments.

•	We depend upon Capitala Investment Advisors’ key personnel for our future success.

•	We operate in a highly competitive market for investment opportunities, which could reduce returns and result in losses.

•	Regulations governing our operation as a BDC affect our ability to raise additional capital and the way in which we do so. As a BDC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage.

•	We borrow money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing in us, and the calculation of our base management fee based upon our gross assets may have the effect of encouraging our investment adviser to utilize leverage when it may not be advisable to do so.

•	To the extent we borrow money to finance our investments, changes in interest rates will affect our cost of capital and net investment income.

•	A disruption in the capital markets and the credit markets could impair our ability to raise capital and negatively affect our business.

•	We may experience fluctuations in our quarterly and annual results.

•	We will be subject to corporate-level U.S. federal income tax if we are unable to qualify or maintain our qualification for tax treatment as a RIC under the Code.

•	We cannot predict how tax reform legislation will affect us, our investments, or our stockholders, and any such legislation could adversely affect our business.

•	Our investment adviser is not obligated to reimburse us for any part of the incentive fee it receives from us that is based on accrued income that we never receive.

•	The failure in cyber security systems, as well as the occurrence of events unanticipated in the Company’s disaster recovery systems and management continuity planning could impair the Company’s ability to conduct business effectively.

•	We are an “emerging growth company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.

•	An investment strategy focused primarily on smaller privately held companies involves a high degree of risk and presents certain challenges, including the lack of available information about these companies, a dependence on the talents and efforts of only a few key portfolio company personnel and a greater vulnerability to economic downturns.

•	The lack of liquidity in our investments may adversely affect our business.

•	We are a non-diversified investment company within the meaning of the 1940 Act, and therefore we are not limited with respect to the proportion of our assets that may be invested in securities of a single issuer.

•	Our portfolio may be concentrated in a limited number of industries, which may subject us to a risk of significant loss if there is a downturn in a particular industry in which a number of our investments are concentrated.

•	The market price of our common stock may fluctuate significantly.

•	Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.

•	The net asset value per share of our common stock may be diluted if we sell shares of our common stock in one or more offerings at prices below the then current net asset value per share of our common stock.

Operating and Regulatory Structure

Capitala Finance is a Maryland corporation that is an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. Capitala Finance’s wholly owned SBIC subsidiaries, Fund II and Fund III, have also elected to be treated as BDCs under the 1940 Act. As a BDC, we are required to meet regulatory tests, including the requirement to invest at least 70% of our gross assets in “qualifying assets.” Qualifying assets generally include securities of private or thinly traded public U.S. companies and cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less. See “Regulation as a Business Development Company.” In addition to our existing SBA-guaranteed debentures, we may, if permitted by regulation, seek to issue additional SBA-guaranteed debentures as well as other forms of leverage and borrow funds to make investments. In addition, we intend to elect to be treated for federal income tax purposes, and intend to qualify annually thereafter, as a RIC under the Code. See “Material U.S. Federal Income Tax Considerations.”

S-7

We are an “emerging growth company” under the JOBS Act and we are subject to reduced public company reporting requirements. Further, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen to take advantage of the extended transition period for complying with new or revised accounting standards.

Our investment activities are managed by Capitala Investment Advisors and supervised by our Board of Directors. Capitala Investment Advisors is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended, or the Advisers Act. Under our investment advisory agreement, which we refer to as the Investment Advisory Agreement, we have agreed to pay Capitala Investment Advisors an annual base management fee based on our gross assets as well as an incentive fee based on our performance. See “Investment Advisory Agreement.” We have also entered into an administration agreement, which we refer to as the Administration Agreement, under which we have agreed to reimburse our administrator for our allocable portion of overhead and other expenses incurred by our administrator in performing its obligations under the Administration Agreement, including furnishing us with office facilities, equipment and clerical, bookkeeping and record keeping services at such facilities, as well as providing us with other administrative services. See “Administration Agreement.”

Joseph B. Alala, III, our chief executive officer, president and chairman of our Board of Directors is the managing member of Capitala Investment Advisors and is the chief executive officer, president and a director of our administrator.

Our Corporate Information

Our executive offices are located at 4201 Congress Street, Suite 360, Charlotte, North Carolina 28209, our telephone number is (704) 376-5502 and our website may be found at http://www.capitalagroup.com. Information contained on our website or on the SEC’s website about us is not incorporated by reference into this prospectus supplement and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement and the accompanying prospectus.

S-8

SPECIFIC TERMS OF OUR WARRANTS AND THE OFFERING

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in this prospectus supplement under the heading “Description of Our Warrants” and in the accompanying prospectus  under the heading “Description of Our Warrants” before investing in our warrants. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of our warrants in tabular form to the extent required to be disclosed by applicable law or regulation.]

S-9

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by "you", "Capitala Finance", or "us" or that "we" or "Capitala Finance" will pay fees or expenses, Capitala Finance will pay such fees and expenses out of our net assets and, consequently, you will indirectly bear such fees or expenses as an investor in Capitala Finance. However, you will not be required to deliver any money or otherwise bear personal liability or responsibility for such fees or expenses.

Stockholder transaction expenses:
Sales load (as a percentage of offering price)	[ ]	(1)
Offering expenses borne by us (as a percentage of offering price)	[ ]	(2)
Dividend reinvestment plan fees	[ ]	(3)

Total stockholder transaction expenses (as a percentage of offering price)	[ ]	%
Annual expenses (as a percentage of net assets attributable to common stock):
Base management fee	[ ]	%(4)
Incentive fees payable under our Investment Advisory Agreement	[ ]	%(5)
Interest payments on borrowed funds	[ ]	%(6)
Other expenses	[ ]	%(7)
Acquired funds fees and expenses	None	(8)
Total annual expenses	[ ]	%(9)

(1) Represents the commission with respect to the shares of our warrants being sold in this offering, which we will pay to                  in connection with sales of shares of our warrants effected by              in this offering.

(2) The offering expenses of this offering are estimated to be approximately $            .

(3) The expenses of the dividend reinvestment plan are included in "other expenses."

(4) Reflects our base management fee as a percentage of net assets. Our base management fee under the Investment Advisory Agreement is calculated at an annual rate of 1.75% of our gross assets, which is our total assets as reflected on our balance sheet and includes any borrowings for investment purposes. For the first twelve months following our IPO, Capitala Investment Advisors had waived the portion of the base management fee payable on cash and cash equivalents held at the Capitala Finance level, excluding cash and cash equivalents held by the Legacy Funds that were acquired by Capitala Finance in connection with the Formation Transactions.  The base management fee reflected in the table above is based on the six months ended [          ], 20[   ]. See "Investment Advisory Agreement."

(5) Assumes that annual incentive fees earned by Capitala Investment Advisors remain consistent with the incentive fees earned by Capitala Investment Advisors during the [    ] months ended [        ], 2014 and includes accrued capital gains incentive fee. These accrued capital gains incentive fees would be paid by us if we ceased operations on [          ], 20[  ] and liquidated our investments at the [        ], 20[  ] valuation. As we cannot predict whether we will meet the thresholds for incentive fees under the Investment Advisory Agreement, the incentive fees paid in subsequent periods, if any, may be substantially different than the fees incurred during the [   ] months ended [        ], 20[  ].  For more detailed information about the incentive fee calculations, see the "Investment Advisory Agreement" section of the accompanying prospectus.

On January 4, 2016, Capitala Investment Advisors voluntarily agreed to waive all or such portion of the quarterly incentive fees earned by Capitala Investment Advisors that would otherwise cause the Company’s quarterly net investment income to be less than the distribution payments declared by the Company’s Board of Directors. Quarterly incentive fees are earned by Capitala Investment Advisors pursuant to the Investment Advisory Agreement. Incentive fees subject to the waiver cannot exceed the amount of incentive fees earned during the period, as calculated on a quarterly basis. Capitala Investment Advisors will not be entitled to recoup any amount of incentive fees that it waives. This waiver was effective in the fourth quarter of 2015 and will continue unless otherwise publicly disclosed by the Company. See “Investment Advisory Agreement” in the accompanying prospectus for an example of when a deferral of the incentive fee will occur.

(6) In addition to our existing SBA-guaranteed debentures, 2022 Notes, and 2022 Convertible Notes, we may borrow funds from time to time to make investments to the extent we determine that additional capital would allow us to take advantage of additional investment opportunities or if the economic situation is otherwise conducive to doing so. The costs associated with any borrowings are indirectly borne by our stockholders. As of [ ], 20[ ], we had approximately $170.7 million of SBA-guaranteed debentures outstanding, $75.0 million of 2022 Notes, and $52.1 million of Convertible Notes outstanding. For purposes of this calculation, we have assumed that the [ ], 20[ ] amounts of SBA-guaranteed debentures, 2022 Notes, and 2022 Convertible Notes remain outstanding, and have computed interest expense using an assumed interest rate of [ ]% for the SBA-guaranteed debentures, 6.0% for the 2022 Notes, and 5.75% for the 2022 Convertible Notes which were the rates payable as of [ ], 20[ ]. We have also assumed borrowings of $[ ] million under the Credit Facility at an interest rate equal to 4[ ]% per annum. See “Senior Securities” in the accompanying prospectus.

(7) "Other expenses" ($[  ] million) include our overhead expenses, including payments by us under the Administration Agreement based on the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations to us under the Administration Agreement, and expenses relating to the Dividend Reinvestment Plan, for the [   ] months ended [         ], 20[  ].

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(8)  We have no current intention to invest in the securities of other investment companies. However, we are permitted to make such investments in limited circumstances under the 1940 Act. If we were to make such investments, we would incur fees and our stockholders would pay two levels of fees. As we have no current expectation of making any such investments, any estimate of the amount of such fees would be highly speculative.

(9) The holders of shares of our common stock indirectly bear the cost associated with our annual expenses.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our borrowings and annual operating expenses would remain at the levels set forth in the table above. See Note 6 above for additional information regarding certain assumptions regarding our level of leverage.

	1 Year		3 Years		5 Years		10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return	$	[ ]	$	[ ]	$	[ ]	$	[ ]

The example and the expenses in the table above should not be considered a representation of future expenses, and actual expenses may be greater or less than those shown.

While the example assumes, as required by the applicable rules of the SEC, a 5.0% annual return, our performance will vary and may result in a return greater or less than 5.0%. The incentive fee under the Investment Advisory Agreement, which, assuming a 5.0% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the above example. The above illustration assumes that we will not realize any capital gains (computed net of all realized capital losses and unrealized capital depreciation) in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses and returns to our investors would be higher. For example, if we assumed that we received our 5.0% annual return completely in the form of net realized capital gains on our investments, computed net of all cumulative unrealized depreciation on our investments, the projected dollar amount of total cumulative expenses set forth in the above illustration would be as follows:

	1 Year		3 Years		5 Years		10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return	$	[ ]	$	[ ]	$	[ ]	$	[ ]

The example assumes a sales load of [   ]%. In addition, while the examples assume reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our warrants determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of our warrants at the close of trading on the dividend payment date. The market price per share of our warrants, which may be at, above or below net asset value. See "Dividend Reinvestment Plan" in the accompanying prospectus for additional information regarding the dividend reinvestment plan.

S-11

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus supplement contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about Capitala Finance, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate or repay their borrowings, which could lead to the loss of some or all of our investments in such portfolio companies;

•	a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;

•	interest rate volatility could adversely affect our results, particularly if we use leverage as part of our investment strategy; and

•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement, in the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the dates of this prospectus supplement and the accompanying prospectus, respectively. However, we will update this prospectus supplement and the accompanying prospectus to reflect any material changes to the information contained herein. The forward-looking statements in this prospectus supplement are excluded from the safe harbor protection provided by Section 27A of the Securities Act and Section 21E of the Exchange Act.

S-12

RISK FACTORS

Investing in our warrants involves a number of significant risks. Before you invest in our warrants, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our warrants. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

[If you exercise your warrants, you may be unable to sell any [type of security] you purchase at a profit.

The public trading market price of our [type of security] may decline after you elect to exercise your warrants. If that occurs, you will have committed to buy [type of security] at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of warrants you will be able to sell your [type of security] at a price equal to or greater than the exercise price.

The exercise price is not necessarily an indication of our value.

The exercise price of the warrants does not necessarily bear any relationship to any established criteria for valuation of business development companies. You should not consider the exercise price an indication of our value or any assurance of future value. After the date of this prospectus supplement, our [type of security] may trade at prices above or below the subscription price.]

[Insert any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

S-13

CAPITALIZATION

The following table sets forth our capitalization as of [            ], 20[    ]:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of warrants of our common stock in this offering at an assumed public offering price of $ per share, after deducting the estimated underwriting discounts and commissions of approximately $ and estimated offering expenses of approximately $ payable by us.

You should read this table together with “Use of Proceeds” and financial statements and related notes thereto included elsewhere in this prospectus supplement and the accompanying prospectus.

As of [ ], 20[ ]
	Actual	As Adjusted (unaudited)
(in thousands)
Assets:
Cash and cash equivalents	$	$
Investments at fair value
Other assets
Total assets	$	$

Liabilities:
SBA-guaranteed debentures payable	$	$
6.00% Notes due 2022	$	$
5.75% convertible notes due 2022	$	$
Other liabilities	$	$

Total liabilities	$	$
Net assets	$	$

Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, shares outstanding	$	$
Capital in excess of par value	$	$

Total stockholders’ equity	$	$

S-14

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of the          shares of our warrants in this offering of approximately $         million, or approximately $         million if the underwriters exercise their option to purchase additional warrants in full, after deducting estimated offering expenses of approximately $[  ] payable by us.

We plan to use the net proceeds from this offering for new investments in portfolio companies in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus and for general working capital purposes. We will also pay operating expenses, including advisory and administrative fees and expenses, and may pay other expenses such as due diligence expenses of potential new investments, from the net proceeds from this offering. We are continuously identifying, reviewing and, to the extent consistent with its investment objective, funding new investments. As a result, we typically raise capital as we deem appropriate to fund such new investments.

We estimate that it will take 3 to 6 months for us to substantially invest the net proceeds of this offering, depending on the availability of attractive opportunities, market conditions and the amount raised. However, we can offer no assurance that we will be able to achieve this goal. At a minimum, the Company will invest more than half of its total assets in the types of securities designed to meet its business purpose, within two years after termination or completion of sales of securities pursuant to this prospectus supplement.

Pending such investments, we will invest the net proceeds primarily in cash, cash equivalents, U.S. government securities and other high-quality temporary investments that mature in one year or less from the date of investment. These securities may have lower yields than the types of investments we would typically make in accordance with our investment objective and, accordingly, may result in lower distributions, if any, during such period. See “Regulation as a Business Development Company — Temporary Investments” in the accompanying prospectus for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

S-15

DESCRIPTION OF OUR WARRANTS

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. This summary is not necessarily complete and is subject to and entirely qualified by reference to [insert relevant documents].

[Insert material terms of our warrants to the extent required to be disclosed by applicable law or regulation.]

S-16

UNDERWRITING

[  ], [  ] and [  ] are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Warrants

Total

The underwriters are committed to take and pay for all of the warrants being offered, if any are taken, other than the warrants covered by the option described below unless and until this option is exercised.

If the underwriters sell more warrants than the total number set forth in the table above, the underwriters have an option to buy up to an additional [         ] warrants. They may exercise that option for [   ] days. If any warrants are purchased pursuant to this option, the underwriters will severally purchase warrants in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions (sales load) to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase [         ] additional warrants. This offering will conform with the requirements set forth in Financial Industry Regulatory Authority Rule 2310. In compliance with such requirements, the underwriting discounts and commissions in connection with the sale of securities will not exceed 10% of gross proceeds of this offering.

	No Exercise	Full Exercise
Per Warrant	$	$
Total	$	$

Warrants sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any warrants sold by the underwriters to securities dealers may be sold at a discount of up to $            per warrant from the public offering price. If all the warrants are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The offering of the warrants by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and each of our directors and officers has agreed that, for a period of [   ] days from the date of this Prospectus Supplement  (the “Lock-up Period”), such party will not, without the prior written consent of [         ], [        ] and [            ], on behalf of the underwriters, offer, pledge, sell, contract to sell or otherwise dispose of or agree to sell or otherwise dispose of, directly or indirectly or hedge any shares or any securities convertible into or exchangeable for warrants, provided, however, that Capitala Finance may issue and sell shares of common stock pursuant to our dividend reinvestment plan and other limited exceptions. [                        ], [         ] and [        ] in their sole discretion may release any of the securities subject to these lock-up agreements at any time.

[Our warrants are listed on the [  ] under the symbol “[  ]”.]

In connection with the offering, the underwriters may purchase and sell warrants in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of warrants than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional warrants from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional warrants or purchasing warrants in the open market. In determining the source of warrants to close out the covered short position, the underwriters will consider, among other things, the price of warrants available for purchase in the open market as compared to the price at which they may purchase additional warrants pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing warrants in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the warrants in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of warrants made by the underwriters in the open market prior to the completion of the offering.

S-17

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased warrants sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own account, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the warrants. As a result, the price of the warrants may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of warrants offered.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $[           ].

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, perform various financial advisory and investment banking services for the company, for which they will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The principal business address of [            ], [         ], [           ], [   ] [            ].

Each of the underwriters may arrange to sell warrants offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

S-18

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Eversheds Sutherland (US) LLP, Washington, District of Columbia. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by             ,             ,             .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Include information regarding Capitala Finance Corp.’s independent registered public accounting firm to the extent required to be disclosed by applicable law or regulation.]

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the warrants offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the warrants being offered by this prospectus supplement and the accompanying prospectus.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. This information will also be available free of charge by contacting us at Capitala Finance Corp., 4201 Congress Street, Suite 360, Charlotte, North Carolina 28209, by telephone at (704) 376-5502, or on our website at http://www.capitalagroup.com. Information contained on our website or on the SEC’s website about us is not incorporated by reference into this prospectus supplement and the accompanying prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement and the accompanying prospectus.

S-19

Capitala Finance Corp.

Warrants to Purchase Up to         [Type of Security]

PRELIMINARY PROSPECTUS SUPPLEMENT

[Underwriters]